Exhibit 99.1

AN2 Therapeutics Reports First Quarter 2023 Financial Results and Recent Highlights

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Nearly 80 clinical sites active in pivotal Phase 2/3 trial of epetraborole in treatment-refractory Mycobacterium avium complex (MAC) lung disease

Menlo Park, CA – May 11, 2023 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical-stage biopharmaceutical company focused on developing treatments for rare, chronic, and serious infectious diseases with high unmet needs, today reported financial results for the quarter ended March 31, 2023.

“In the first quarter we continued to advance our pivotal Phase 2/3 trial evaluating epetraborole for treatment-refractory MAC lung disease with a total of nearly 80 clinical sites active worldwide. We are pleased with the momentum we’re seeing in the Asia-Pacific region, particularly at new sites in Japan, South Korea and Australia,” said Eric Easom, Co-Founder, President and Chief Executive Officer. “MAC lung disease, the most common form of nontuberculous mycobacteria, or NTM, lung disease, is a rare, chronic, and progressive disease which leads to irreversible lung disease and can be fatal. We believe epetraborole, as a once-daily, oral treatment with a novel mechanism of action, has the potential to provide significant benefit to patients that are in need of new treatment options.”

First Quarter & Recent Business Updates:

Advanced Epetraborole Pivotal Phase 2/3 Clinical Study.

The Company is currently enrolling its Phase 2/3 pivotal trial evaluating once-daily, oral epetraborole for treatment-refractory MAC lung disease at nearly 80 clinical sites. AN2 expects to complete enrollment in the Phase 2 portion of the pivotal Phase 2/3 clinical trial in approximately mid-2023 and plans to seamlessly begin enrollment of the Phase 3 portion of the trial immediately thereafter. The Company expects to announce top-line data for each of the Phase 2 and Phase 3 portions of the trial approximately nine months after the completion of enrollment in each respective portion of the trial.

Selected First Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2023, were $12.0 million, compared to $5.6 million in the prior year. R&D expenses increased when compared to the same period during 2022 due to increased personnel-related expenses, costs related to chemistry manufacturing and controls, research studies and outside services and consulting expenses, partially offset by lower clinical trials costs. Phase 2/3 clinical trial expenses increased in the first quarter of 2023, but not to the extent of the higher costs of three Phase 1 clinical trials conducted in the first quarter of 2022.
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General and Administrative (G&A) Expenses: G&A expenses for the three months ended March 31, 2023, were $4.1 million, compared to $2.1 million in the prior year. G&A expenses increased when compared to the same period during 2022 due to increased personnel-related costs, insurance and other expenses, professional services, and consulting and outside services to support the Company’s ongoing operations.
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Other Income, Net: Other income, net was $0.8 million for the three months ended March 31, 2023, compared to $0.03 million in the prior year.
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Net Loss: Net loss was $15.3 million for the three months ended March 31, 2023, compared to $7.7 million in the prior year.
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Cash Position: Cash, cash equivalents and investments totaled $88.5 million at March 31, 2023, which the company expects will be sufficient to fund its operating expenses through mid-2024.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing treatments for rare, chronic, and serious infectious diseases with high unmet needs. Our initial candidate is epetraborole, which we are studying as a once-daily, oral treatment with a novel mechanism of action for patients with NTM lung disease, a rare, chronic, and progressive infectious disease caused by bacteria known as mycobacteria, that leads to irreversible lung damage and can be fatal. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the timing, progress, and anticipated results from AN2's Phase 2/3 pivotal clinical trial; AN2's anticipated progress, business plans, business strategy and planned clinical trials; the potential clinical benefits and therapeutic potential of epetraborole; AN2's estimated cash runway and the timing of use of its capital resources; and other statements that are not historical fact. These statements are based on AN2's current estimates, expectations, plans, objectives, and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to: macroeconomic conditions; AN2's ability to progress enrollment in its Phase 2/3 pivotal clinical trial of epetraborole; timely enrollment of patients in its current and future clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with AN2's product candidate; the significant uncertainty associated with AN2's product candidate ever receiving any regulatory approvals; the sufficiency of AN2's capital resources and need for additional capital to achieve its goals; and other risks, including those described under the heading “Risk Factors” in AN2's reports to be filed with the SEC, including AN2’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. These filings, when available, are available on the investor relations section of our website at investor.an2therapeutics.com and on the SEC's website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contacts:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Anne Bowdidge

Investor Relations

abowdidge@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$11,985	$5,633
General and administrative	4,054	2,050
Total operating expenses	16,039	7,683
Loss from operations	(16,039)	(7,683)
Other income, net	716	28
Net loss	(15,323)	(7,655)
Accretion to redemption value and cumulative dividends on preferred stock	—	(1,820)
Net loss attributable to common stockholders	$(15,323)	$(9,475)
Net loss per share attributable to common stockholders, basic and diluted	$(0.79)	$(2.98)
Weighted-average number of shares used in computing net loss per share, basic and diluted	19,385,646	3,180,717
Other comprehensive loss:
Unrealized gain (loss) on investments	199	(131)
Comprehensive loss	$(15,124)	$(7,786)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2023 (unaudited)	December 31, 2022
Assets
Cash and cash equivalents	$26,709	$27,219
Short-term investments	61,806	68,840
Prepaid expenses and other current assets	1,801	2,562
Deferred offering costs	48	—
Long-term investments	—	3,219
Other assets, long-term	720	720
Total assets	$91,084	$102,560

Liabilities and stockholders’ equity
Accounts payable	$3,545	$2,122
Other current liabilities	5,021	5,064
Other liabilities, long-term	1	2
Total liabilities	8,567	7,188
Stockholders’ equity	82,517	95,372
Total liabilities and stockholders’ equity	$91,084	$102,560